UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 11, 2023

CAPRICOR THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10865 Road to the Cure, Suite 150, San Diego, California (Address of principal executive offices)	92121 (Zip Code)

(858) 727-1755

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	CAPR	The Nasdaq Capital Market

Item 5.02	Departure of Directors of Certain Officers, Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2023, Mr. Louis Manzo, a member of the Board of Directors (the “Board”) of Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), resigned from the Board effective immediately.  Mr. Manzo’s decision to resign is not due to any disagreement with the Company on any of the Company’s operations, policies or practices. In connection with Mr. Manzo’s resignation, the Company has entered into a consulting agreement with Mr. Manzo pursuant to which, from time to time, Mr. Manzo will perform certain investor relations services for the Company.  Mr. Manzo was a member of the Company’s Audit Committee. Following Mr. Manzo’s resignation, Ms. Karimah Es Sabar has been appointed to the Company’s Audit Committee.

On July 11, 2023, the Board elected Paul Auwaerter, M.D. as a member of the Board, effective immediately.  Dr. Auwaerter will receive an initial grant of a nonstatutory stock option to purchase 115,000 shares of the Company’s common stock (the “Initial Grant”) as standard non-employee director compensation under the Company’s policies.  The Initial Grant will vest with respect to 25% of such shares of common stock on the first anniversary of the first day of the month following the date of grant of the Initial Grant, and the Initial Grant will vest with respect to 1/36 of such shares of common stock each month thereafter. Dr. Auwaerter will also enter into the Company’s standard form of indemnification agreement for directors.

Dr. Auwaerter does not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.  Dr. Auwaerter will not initially be appointed to any committee of the Board.

Dr. Auwaerter is the Sherrilyn and Ken Fisher Professor of Medicine at the Johns Hopkins University School of Medicine, serving as the Clinical Director for the Division of Infectious Diseases and Director of the Sherrilyn and Ken Fisher Center for Environmental Infectious Diseases. Dr. Auwaerter serves as the Executive Director of the Johns Hopkins Point of Care-Information Technology (POC-IT) Center producing the Johns Hopkins ABX (Antibiotic), JH HIV, JH Osler, JH Psychiatry and JH Diabetes Guides.  Dr. Auwaerter also serves as Editor-in-Chief of the ABX Guide.  Dr. Auwaerter’s research and clinical interests include improving the diagnosis and care for patients with infectious diseases, specifically Lyme disease, respiratory infections, surgical infections, prosthetic joint infections, Epstein-Barr virus, and fever of unknown origin. He is a Past President of the Infectious Diseases Society of America (IDSA), the largest professional society worldwide related to infectious diseases. He currently serves as Chairman of the Infectious Diseases Society of America Foundation and is also on the Board of Directors of the American Lyme Disease Foundation. Dr. Auwaerter has been a member of the Board of Directors of the Baltimore Area Council of the Boy Scouts of America and has been awarded the national Distinguished Eagle Scout award.   Dr. Auwaerter holds undergraduate and medical degrees from Columbia University and subsequent training in medicine and infectious diseases at Johns Hopkins, where he has been employed since 1988; he also trained in the virology and immunology laboratory of Dr. Diane Griffin.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, titled “Capricor Therapeutics Announces Appointment of Paul Auwaerter, M.D. to its Board of Directors”, dated July 13, 2023.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPRICOR THERAPEUTICS, INC.

Date: July 13, 2023	By:	/s/ Linda Marbán, Ph.D.
Linda Marbán, Ph.D.
Chief Executive Officer

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